UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2013

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 31, 2013, CFI CSFR Investor, LLC (“CFI CSFR”), a wholly owned subsidiary of Colony Financial, Inc. (the “Company”), pursuant to remaining commitments to CAH Operating Partnership, L.P. (f/k/a CSFR Operating Partnership, L.P., “CAH OP”), funded $107 million in the aggregate in cash pursuant to a capital call by the general partner of CAH OP. CAH OP is the single-family home acquisition and rentership platform managed by affiliates of the Company’s manager.

Between November 5, 2012 and May 6, 2013, CFI CSFR committed and funded $293 million in the aggregate for an increased associate general partnership interest and related partnership units in CAH OP. Together with the $107 million invested on May 31, 2013, the investments described in this paragraph total $400 million in the aggregate.

CFI CSFR currently has invested $550 million in CAH OP at the same cost basis as all investors in CAH OP to date (the “CAH Investment”), taking into account the initial contribution of $150 million in assets to CAH OP on July 31, 2012, substantially all of which was in the form of previously acquired single-family residential assets already acquired by the Company through a subsidiary. Inclusive of the May 31, 2013 funding of $107 million, CFI CSFR has completed all of its outstanding capital commitments to CAH OP and it has no further funding obligations at this time. As of the date hereof, the CAH Investment represents approximately 25% of the aggregate capital commitments made to CAH OP.

Item 9.01	Financial Statements and Exhibits.

(a) (1) Financial Business of Businesses Acquired.

To the extent necessary, the Company intends to file the financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) (1) Pro Forma Financial Information.

To the extent necessary, the Company intends to file pro forma financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2013	COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer and Chief Financial Officer

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